21

                                    EXHIBIT B


                                     FORM OF
                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT is made as of March 10, 1998, between EZRA RUST MUIRHEAD ("Seller"), AZIMUTH CORPORATION ("Azimuth") and ELXSI CORPORATION ("ELXSI").

         1. Seller hereby agrees to sell: (i) to Azimuth 10,000 shares of Common Stock, par value $.001 per share, of ELXSI the Issuer ("Common Stock"), for a price of $13.50 per share, or $135,000 in the aggregate, and (ii) to ELXSI 90,000 shares of Common Stock for a price of $13.50 per share, or $1,215,000 in the aggregate. The 100,000 shares of Common Stock described in the foregoing sentence shall hereafter be referred to as the "Shares".

         2. Seller hereby represents and warrants (as to itself) to Azimuth and ELXSI, and each of Azimuth and ELXSI hereby represents and warrants (as to itself) to Seller, that: (a) such party has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance by such party of this Agreement do not and will not violate any law, rule or regulation of the jurisdiction under which it is organized, any other law, rule or regulation applicable to it or any other agreement, document or instrument to which it is a party or by which it or any of its properties and assets are bound, (c) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting enforcement of creditors' rights generally or by a court's discretion in relation to equitable remedies, (d) all approvals, authorizations or other actions by, and or filings and registrations with, any governmental authority necessary for the validity or enforceability of such party's obligations under this Agreement have been obtained and are in full force and effect, and (e) no broker, finder or other person or entity acting pursuant to the authority of such party is entitled to any broker's fee or other commission in connection with the transactions contemplated by this Agreement.

         3. Seller hereby further represents, warrants and acknowledges to Azimuth and ELXSI that: (a) Seller is the legal record and beneficial holder of the Shares and holds and hereby conveys good title to the Shares free and clear of any liens, adverse claims or restrictions, (b) Seller is aware that Azimuth and ELXSI have access to certain information regarding ELXSI not known to
Seller, including information which may be material regarding ELXSI's capitalization, businesses, financial condition and results of operations, (c) Seller has had the opportunity to ask questions and receive answers concerning ELXSI, including its capitalization, businesses, financial condition and results of operations, and (d) Seller has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of entering into this Agreement and consummating the transactions contemplated hereby.

         4. Each of Azimuth and ELXSI hereby further represents, warrants and acknowledges (as to itself) to Seller as follows: (i) such party is purchasing its Shares for its own account and (in the case of Azimuth) for investment purposes only and not with a view to, or for resale in connection with, any "distribution" for purposes of federal securities laws, and (ii) such party understands that the Shares have not been registered under the securities laws and are transferable only pursuant to an exemption therefrom.

         5. This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the parties. This Agreement constitutes the full, complete and final agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the choice of law principles thereof). This Agreement may be executed in counterparts, each of which shall be deemed an original but which all together shall constitute one and the same instrument.

         6. The purchase and sale of the Shares hereunder shall take place as soon as possible by forwarding the certificates representing the Shares to counsel for Azimuth and/or ELXSI endorsed in blank, or accompanied by a Stock Power executed in blank, by Seller. Azimuth/ELXSI will then forward to Seller (or its representative) a check or checks for the aggregate purchase price.

         7. By its execution hereof, ELXSI also waives any obligation on the part of any party, by virtue of any restrictive legend appearing on the certificate or certificates representing the Shares or otherwise, to obtain or deliver any opinion of counsel (in respect of the federal or state securities laws, tax matters, by-law provisions or otherwise) with respect thereto.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                           AZIMUTH CORPORATION


                                           By:
---------------------------                    ---------------------------------
EZRA RUST MUIRHEAD                             Name:
                                               Title:

                                           ELXSI CORPORATION


                                           By:
                                               ---------------------------------
                                               Name:
                                               Title: